Exhibit 99.1

News Release

ROGER SAILLANT, PLUG POWER PRESIDENT AND CEO, TO RETIRE EFFECTIVE APRIL 7, 2008

Board of Directors Appoints Committee to Manage Search Process

Latham NY – October 23, 2007 – Plug Power Inc. (NASDAQ: PLUG), today announced that Roger Saillant, president, chief executive officer and member of the board of directors, plans to retire effective April 7, 2008, at which time he will turn 65 years old. Mr. Saillant informed the Plug Power board of directors of his decision during a regularly scheduled meeting of the board held on October 18th. He has been the chief executive officer of the company for the past seven years.

The company’s board of directors has appointed a search committee to manage the search process for a successor to Mr. Saillant. The committee includes George C. McNamee, an independent director and chairman of the Plug Power board of directors, Maureen O. Helmer, Esq., an independent director and chairman of the board’s corporate governance and nominating committees and Gary K. Willis, an independent director and chairman of the board’s compensation committee. The board plans to immediately retain an executive search firm to assist the search committee.

Chairman McNamee commented, “The board, the company and our shareholders are extremely appreciative of the dedication, integrity and resolve with which Roger has guided Plug Power during the past seven years. Roger’s extraordinary leadership and knowledge of design for cost, reliability and manufacturability have provided Plug Power with product solutions that truly provide customer value and have propelled Plug Power to the forefront of the emerging fuel cell industry.”

Prior to joining Plug Power, Mr. Saillant spent over 30 years with Ford Motor Company and Visteon Corporation. During his tenure with Plug Power, Mr. Saillant reshaped the company’s strategy and established Plug Power’s vision of becoming a leading provider of clean, reliable on-site energy solutions. Under Saillant’s leadership, Plug Power developed and launched GenCore®, the company’s first commercial product line, which is targeted at backup power applications. The recent acquisitions of Cellex Power

Products Inc. and General Hydrogen Corporation accelerated the introduction of GenDrive™, the company’s commercial product line targeted at material handling applications.

Saillant made significant strides in strengthening the company’s balance sheet, including the 2006 investment by Smart Hydrogen—the company’s largest shareholder; three follow-on public offerings; and the 2003 acquisition of H Power. Saillant was also instrumental in establishing and developing numerous critical relationships with customers and partners, including Honda Research and Development of Japan, Tyco Electronics Power Systems, the International Finance Committee and Ballard Power Systems.

Saillant’s deep understanding, vision, and passion for sustainability and corporate social responsibility have positioned him as a thought leader and have led to his participation on numerous committees and forums including an appointment by the US Secretary of Energy to the Hydrogen and Fuel Cell Technology Advisory Committee. Plug Power expects to publish its first Corporate Social Responsibility report in conjunction with its 2007 Annual Report.

Mr. Saillant noted, “I will be working closely with the Plug Power board and management team to facilitate an effective and orderly transition during the upcoming months. It has been an honor to work with the board and the employees of Plug Power, and it is my belief that their collective talent and dedication will lead to additional successes for Plug Power.”

As previously announced, Plug Power Inc. will release its third quarter financial results and highlight key achievements tomorrow Wednesday, October 24th, 2007.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable on-site energy products, integrates fuel cell technology into backup and primary power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Media Contact:	Investor Relations Contact:
Mark Sperry	Cathy Yudzevich
Plug Power Inc.	Plug Power Inc.
Phone: (518) 782-7700 ext. 1510	Phone: (518) 782-7700 ext. 1448